Exhibit 99.1

Jameson Inns, Inc.			PRESS RELEASE
8 Perimeter Center East, Suite 8050	Atlanta, GA 30346	(770) 481-0305	FAX (770) 901-9550

FOR IMMEDIATE RELEASE

December 6, 2004

Investor Relations Contacts:
EPOCH Financial	(888) 917-5109
Todd Atenhan	tatenhan@epochfinancial.com
Valerie Kimball	vkimball@epochfinancial.com

David S. Fraser Named as Chair of Audit Committee of Jameson Inns, Inc. Board

Atlanta, GA (December 6, 2004) Jameson Inns, Inc. (Nasdaq: JAMS) today announced that David S. Fraser was appointed as Chairman of the Audit Committee of the Board of Directors of Jameson Inns. Mr. Fraser was first appointed to the Board in March of 2004 and was re-elected for a three year term at the annual meeting of the Company’s shareholders held June 4, 2004. Mr. Fraser has served as a member of the audit committee during his entire term as a director and replaces Michael E. Lawrence as chairman. Mr. Lawrence remains a director and audit committee member. The Jameson board of directors has determined that Mr. Fraser meets the qualifications of an audit committee financial expert.

In his career, Mr. Fraser has served as Vice President, Corporate Banking for Crocker National Bank, a national bank headquartered in Los Angeles, California; Vice-President and Treasurer of Fuqua Industries, Inc., a Fortune 500 company based in Atlanta, Georgia; Chief Financial Officer of Graphic Industries, Inc., a public commercial printing company in Atlanta; and served as Vice President and Chief Financial Officer of Crown Crafts, Inc., a NYSE listed corporation in the home textile industry with headquarters in Atlanta, Georgia, until he retired in 2000. He was also president and a principal of Pawly Industries Corporation a private company involved in the manufacture and distribution of marine accessories. Mr. Fraser currently serves as a director for Delta Apparel, Inc., an American Stock Exchange listed company based in Duluth, Georgia that is in the active wear apparel industry, and serves as chairman of that company’s audit committee of the board of directors.

Mr. Fraser earned a Bachelor of Science in Business Administration from the University of California, Los Angeles and served for four years in the Army Corps of Engineers, having graduated with distinction from the U.S. Army Engineer School.

Jameson Inns, Inc. owns and operates the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the Company’s website at www.jamesoninns.com.

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